EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Superior Energy Services, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and related financial statement schedule, and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2015 annual report on Form 10-K of Superior Energy Services, Inc., incorporated by reference herein.

Our report refers to a change in the method of accounting for debt issuance costs, accounting for deferred income taxes and accounting for discontinued operations.

/s/ KPMG LLP

Houston, Texas

May 24, 2016